Exhibit 99.1

NEWS RELEASE Investor Contact: Brian Klaus, Senior Vice President, Investor Relations 920-491-7059 Media Contact: Autumn Latimore, Senior Vice President, Public Relations 414-278-1860

Associated Announces Dividends and Share Repurchase Program

GREEN BAY, Wis. –– July 23, 2013 –– The Board of Directors of Associated Banc-Corp (NASDAQ:ASBC) has declared a regular quarterly cash dividend of $0.08 per common share, payable on September 16, 2013, to shareholders of record at the close of business on September 3, 2013.

The Board of Directors has also declared a regular quarterly cash dividend of $0.50 per depositary share on Associated Banc-Corp’s 8.00% Series B Perpetual Preferred Stock to shareholders of record at the close of business on September 3, 2013, with the dividend payable date of September 15, 2013, and an actual payment date of September 16, 2013.

The Board also authorized the repurchase of up to $120 million of Associated Banc-Corp’s common stock. This repurchase authorization is in addition to the $35 million remaining under the previously authorized common stock repurchase program announced on November 13, 2012. Repurchases under such programs are subject to regulatory approval and may occur from time to time in open market purchases, block transactions, private transactions, accelerated share repurchase programs or similar facilities.

The Board also authorized the following, subject to regulatory approval where applicable:

•	the redemption of all of Associated Banc-Corp’s 9.250% Subordinated Notes due 2018 at the first redemption date; and

•	the purchase of up to $10 million of Associated Banc-Corp’s 8.0% Perpetual Preferred Stock, Series B.

ABOUT ASSOCIATED BANC-CORP

Associated Banc-Corp (NASDAQ: ASBC) has total assets of $24 billion and is one of the top 50, publicly traded, U.S. bank holding companies. Headquartered in Green Bay, Wis., Associated is a leading Midwest banking franchise, offering a full range of financial products and services through approximately 240 banking locations serving more than 150 communities throughout Wisconsin, Illinois and Minnesota, and commercial financial services in Indiana, Michigan, Missouri, Ohio and Texas. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com.

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FORWARD LOOKING STATEMENTS

Statements made in this document which are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings or other measures of performance. Such forward-looking statements may be identified by the use of words such as “believe”, “expect”, “anticipate”, “plan”, “estimate”, “should”, “will”, “intend”, “outlook”, or similar expressions. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. Actual results may differ materially from those contained in the forward-looking statements. Factors which may cause actual results to differ materially from those contained in such forward-looking statements include those identified in the company’s most recent Form 10-K and subsequent SEC filings. Such factors are incorporated herein by reference.

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